Articles of Amendment
to
Articles of Incorporation
of'

Pinecrest Investment Group, Inc.

(Name of Corporation as currently filed with the Florida Dept. of State)

P97000076929

(Document Number of Corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendments to its Articles of Incorporation:

A.	If amending name, enter the new name of the corporation:

B.	Enter new principal office address, if applicable:	11415 NW 123 Lane Reddick, FL 32686
C.	Enter new mailing address. if applicable:
D.	If amending the registered agent and/or registered office address enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent	Richard Astrom

New Registered Office Address	11415 NW 123 Lane
Reddick, FL 32686

New Registered Agent's Signature, if changing Registered Agent:

I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

/s/ Richard Astrom

Signature of New Registered Agent, if changing

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

(Attach additional sheets, if necessary)

Please note the officer/director title by the first letter of the office title:

P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO = Chief Executive Officer; CFO = Chief Financial Officer. If an officer/director holds more than one title, list the first letter of each office held President, Treasurer, Director would be PTD.

Changes should be noted in the following manner. Currently John Doe is listed as the PST and Mike Jones is listed as the V. There is a change, Mike Jones leaves the corporation, Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, Vas Remove, and Sally Smith, SV as an Add.

Example:

X Change PT John Doe

X Remove V Mike Jones

X Add SV Sally Smith

	Type of Action	Title	Name	Address
(Check One)

1)	Change	CEO	Mark Astrom	2202 N. West Shore Blvd.
	Add			Suite 200
[x]	Remove			Tampa, FL 33607

2)	Change	CEO	Richard Astrom	11415 NW 123 Lane
[x]	Add			Reddick, FL 32686
Remove

E.	If amending or adding additional Articles, enter change(s) here:

(attach additional sheets. if necessary). (Be specific)

ARTICLE VI CAPITAL STOCK

The total number of shares of stock which the Corporation shall have the authority to issue is Three billion and ten million (3,010,000,000) shares, consisting of three billion (3,000,000,000) shares of common stock, par value $0.000001 per share and a class of ten million (10,000,000) shares of preferred stock, par value $0.000001 per share. The Board of Directors of the Corporation is vested with the authority to determine and state the designations and preferences, limitations, relative rights and voting rights, if any, of each series by the adoption and filing in accordance with Florida General Corporation Law, before the issuance of such shares of such series, of an amendment or amendments to the Certificate of incorporation determining the terms of such series, which an amendment or amendments to the Certificate of incorporation determining the terms of such series, which amendment need not be approved by the stockholders or the holders of any class or series of shares except as provided by law.

The date of each amendment(s) adoption: June 25, 2012

Effective date if applicable: June 30, 2012

(no more than 90 days after amendment file date)

Adoption of Amendment(s) (CHECK ONE)

X     The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

___   The amendment(s) was/were approved by the shareholders through voting groups.

___ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

___ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Dated: June 28, 2012

Signature /s/ Richard Astrom

Richard Astrom

CEO